Exhibit 10(a). McDonald’s Corporation Directors’ Stock Plan

Section 1. Introduction

1.1	The Plan. McDonald’s Corporation (the “Company”) first established the McDonald’s Directors’ Deferred Compensation Plan (the “Plan”) for the members of its Board of Directors who are not officers or employees of the Company (“Outside Director” or “Outside Directors”) on July 1, 1984. Effective January 19, 1995, in order to reflect the Plan’s focus on creating an identity of interest between the Company’s Outside Directors and its shareholders, the Plan was renamed the “Directors’ Stock Plan.” The Plan was later amended and restated effective September 19, 1996, July 15, 1997, May 17, 2001, and December 3, 2003. Effective December 2, 2004, the Plan is further amended and restated so as to bring it into compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as to the Nongrandfathered Accounts (as defined in Section 2.4 below).

1.2	Purpose. The purposes of the Plan are: to advance the Company’s interests by attracting and retaining well-qualified Outside Directors and Senior Directors (together, “Directors”); to provide such individuals with incentives to put forth maximum efforts for the long term success of the Company’s business; and to provide a vehicle to increase the identity of interest between Directors and shareholders.

Section 2. Benefits

2.1	Elected Deferred Benefits. Each Director may elect in accordance with Section 3.1 to defer all or any part of the fees to be received by such Director for service on the Board of Directors of the Company (including annual and committee retainers and Board and committee meeting fees, to the extent applicable)(“Elected Deferred Benefits”). Elected Deferred Benefits shall be credited to an account for each Director (an “Account”) on a quarterly basis at such a time and in such a manner as is reasonably determined by the Controller of the Company. Each Director’s Account may be further divided into amounts deferred pursuant to a particular year’s deferral election.

2.2	Stock Equivalent Benefit.

(a)	In addition to any Elected Deferred Benefits, each Director shall receive a stock equivalent benefit, which shall be determined in the manner described in this Section 2.2 (“Stock Equivalent Benefit”) and credited to his or her Account.

(b)	On January 19, 1995, an amount equal to $17,500 multiplied by the number of an Outside Director’s full years of service (up to a maximum of ten years) shall be accrued for such Outside Director’s Stock Equivalent Benefit. After January 19, 1995, and before January 1, 2004, for each Director, an amount equal to $17,500 shall be accrued for such Director’s Stock Equivalent Benefit at the end of each full year of service (up to a maximum of ten years), with an additional accrual as of December 31, 2003, for each Director who has not completed ten full years of service before that date, in an amount equal to (x) $17,500 times (y) a fraction, the numerator of which is the number of days from the day after end of the Director’s most recently completed full year of service through December 31, 2003 (or, if the Director has not yet completed a full year of service, from the date he or she became a member of the Board), and the denominator of which is 365. In measuring full years of service for purposes of this Section 2.2(b), Board service shall commence as of the first Board meeting or committee meeting for which the Director received compensation and end with the last Board meeting or committee meeting for which the Director received compensation.

(c)	As of December 31 of each calendar year beginning with 2004, there shall be accrued for each individual who was a Director for all or any portion of that calendar year a Stock Equivalent Benefit equal to $30,000 times, in the case of an individual who was not a Director for the entire calendar year, a fraction, the numerator of which is the number of days during that calendar year on which such individual was a Director, and the denominator of which is the total number of days in that calendar year.

2.3	Adjustment of Accounts. Each Director’s Account shall be adjusted periodically (but no less than once each year), at such time or times and in such manner as is reasonably determined by the Controller of the Company and as of the date of any payment from the Account, in order to treat such Account as though all amounts credited to it had been invested in shares of McDonald’s Stock by reflecting income, gains and losses in the amounts and at the times as such would have occurred if an amount equal to each credit to such Account were invested in shares (including fractional shares) of McDonald’s Stock at a per-share price equal to the market value of a share of McDonald’s Stock on the date such credit was made (determined in accordance with Section 5.7).

McDonald’s Corporation    51

2.4	Grandfathered and Nongrandfathered Accounts. The Account of each Director shall be subdivided into a portion representing compensation that is not subject to Section 409A because it was deferred on or before December 31, 2004, and the earnings thereon (the “Grandfathered Account”) and a portion representing all other compensation (the “Nongrandfathered Account”).

Section 3. Deferrals; Deferral Elections

3.1	Deferral Elections. A person who becomes a Director during a calendar year may elect by a written notice delivered to McDonald’s Corporation within 30 days after becoming a Director to receive Elected Deferred Benefits as provided in Section 2.1 with respect to fees for services performed following the delivery of such notice to McDonald’s Corporation. Each other Director may elect by filing a written election with McDonald’s Corporation on or before December 31 of a given calendar year to receive Elected Deferred Benefits as provided in Section 2.1 for the following calendar year. Any election made pursuant to this Section 3.1 shall be irrevocable.

3.2	Specified Payment Dates. A Director electing to defer Elected Deferred Benefits pursuant to an election filed after July 15, 1997, may make an irrevocable election to have those Elected Deferred Benefits paid promptly following, or beginning promptly following, a Specified Payment Date (as defined below). Notwithstanding any such election, if the Director’s Termination or death occurs on a day before the Specified Payment Date, the Special Payment Date election shall not apply, and such Elected Deferred Benefits shall be paid in accordance with Section 3.3 below. A “Specified Payment Date” means a date specified by the Director at the time he or she elects to defer the Elected Deferred Benefits in question, which date must be March 31, June 30 or September 30 of a specified year in the future, but no earlier than the March 31st of the calendar year following the year in which the deferred amounts would have been paid (if they had not been deferred). “Termination” means (1) in the case of an Outside Director, his or her ceasing to be a member of the Board of Directors for any reason other than his or her death, unless he or she becomes a Senior Director at that time, and (2) in the case of a Senior Director, his or her ceasing to be a Senior Director for any reason other than his or her death; provided, that with respect to a Director’s Nongrandfathered Account, the term “Termination” shall be interpreted in a manner consistent with the definition of “separation from service as determined by the Secretary” within the meaning of Section 409A(a)(2)(A)(i).

3.3	General Payment Date. The balance in a Director’s Account, other than any portion to which a Specified Payment Date applies under Section 3.2, shall be paid, or begin to be paid, in April of the calendar year following the year of the Director’s Termination or death, whichever occurs first (the “General Payment Date” and, together with any Specified Payment Dates, the “Payment Dates”).

Section 4. Payment of Benefits

4.1	Time and Method of Payment. A Director’s Account shall automatically be paid in a single lump sum promptly following the applicable Payment Date(s), unless and to the extent a valid written installment distribution election has been filed in accordance with this Section 4.1 and Section 4. Subject to Section 4.4(b) if applicable, an installment distribution election may apply to all or any portion of the Account for which payment is to be made, and shall specify the period of years (up to a maximum of 15 years) over which installment payments are to be made. Installment payments shall be made annually in substantially equal installments over the installment period specified, beginning at or promptly following the applicable Payment Date. Each installment payment shall be computed by dividing the balance of the Account that is to be paid in installments by the number of payments remaining in the installment period.

4.2	Form of Payment. All payments shall be made in cash, in an amount equal to the market value of a share of McDonald’s Stock (determined in accordance with Section 5.7) on the day before the date of payment, times the number of shares and fractions thereof for which payment is being made.

4.3	Beneficiaries. Each Director shall have the right to name a beneficiary or beneficiaries who shall receive the benefits hereunder in the event of the Director’s death prior to the payment of his or her entire Account. If the Director fails to designate beneficiaries or if all such beneficiaries predecease the Director, benefits shall be paid to the Director’s surviving spouse, and if none, then to the Director’s estate. To be effective, any beneficiary designation shall be filed in writing with McDonald’s. A Director may revoke an existing beneficiary designation by filing another written beneficiary designation with McDonald’s. The latest beneficiary designation received by McDonald’s shall be controlling.

4.4	Installment Elections.

(a)	This Section 4.4(a) shall apply to the Grandfathered Accounts only. An installment election must be made on or before December 31 of the calendar year preceding the calendar year in which the applicable Payment Date occurs. Installment distribution elections with respect to a Director’s Account may be made during the

52    McDonald’s Corporation

Director’s lifetime only by the Director. Except as provided below in this Section 4.4, an installment election is irrevocable once made, and payments will be made in accordance with it notwithstanding the subsequent Termination or death of the Director. If a Director’s Termination occurs before a Specified Payment Date for any portion of his or her Account, the Director may, on or before December 31 of the calendar year in which the Termination occurs, revoke or change an installment election the Director had made with respect to that portion of his or her Account before the Termination. If a Director dies before his or her Termination, any installment elections with respect to any portions of his or her Account to which a Specified Payment Date before the date of death applied shall continue to govern the payout of those portions of his or her Account, but any other installment elections made by such Director before his or her death shall automatically be considered revoked, the person(s) entitled to receive payment of the remainder of his or her Account under Section 4.3 shall be entitled to make an irrevocable installment election at any time on or before December 31 of the calendar year in which the Director’s death occurs, and the remainder of the Director’s Account shall be paid to such person(s) in accordance with Section 4.1, taking into account any such installment elections.

(b)	This Section 4.4(b) shall apply to the Nongrandfathered Accounts only. A Director may make an installment election for each calendar year’s Stock Equivalent Benefit and Elected Deferred Benefit (if any). Such an installment election must be made at the time the Director elects to defer the Elected Deferred Benefit for the year in question or, if no Elected Deferred Benefit is elected for that year, not later than the latest time at which such an election would be permitted. An installment election is irrevocable once made, and payments of both the Stock Equivalent Benefit and any Elected Deferred Benefit for the applicable calendar year will be made in accordance with it notwithstanding the subsequent Termination or death of the Director, except to the extent that the Committee determines, in its sole discretion, to establish procedures under which installment elections may be revoked or changed in compliance with Section 409A of the Code.

4.5	Funding. Benefits payable under the Plan to any person shall be paid directly by the Company. The Company shall not be required to fund or otherwise segregate assets to be used for payment of benefits under the Plan. While the Company may cause investments in shares of McDonald’s Stock to be made through open market purchases in amounts equal or unequal to amounts payable hereunder, the Company shall not be under any obligation to make such investments and any such investment shall remain subject to the claims of its general creditors and the amounts payable to any Directors under the Plan shall not be affected by any such investment. Notwithstanding the foregoing, the Company, in its discretion, may maintain one or more trusts to hold assets to be used for payment of benefits under the Plan; provided that the assets of such trust shall be subject to the creditors of the Company in the event that the Company becomes insolvent or is subject to bankruptcy or insolvency proceedings. Any payments by such a trust of benefits provided hereunder shall be considered payment by the Company and shall discharge the Company of any further liability for the payments made by such trust.

Section 5. General Provisions

5.1	Plan Administration. The Plan shall be administered by a committee appointed from time to time by the Board of Directors (the “Committee”). The Committee shall have discretionary authority to interpret and administer the Plan, to correct errors in administration, and otherwise to implement the Plan, in each case consistent with its purposes and intent. The Committee shall also have the power to take such other actions as are necessary so that transactions pursuant to the Plan do not result in liability under Section 16(b) of the Securities Exchange Act of 1934. All actions of the Committee with respect to the Plan shall be final and binding on all persons.

5.2	Retention Rights. Establishment of the Plan shall not be construed to give an Outside Director or Senior Director the right to be retained on the Board of Directors or to any benefits not specifically provided by the Plan.

5.3	Interests Not Transferable. Except as to withholding of any tax required under the laws of the United States or any state or locality and except with respect to designation of a beneficiary to receive benefits in the event of the death of a Director, no benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind. Any attempt by a Director to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits whether current or thereafter payable, shall be void. No benefit shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber his or her benefits under the Plan, or if by any reason of his or her bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Company in its discretion, may terminate the interest in any such benefits of the person entitled thereto under the Plan and hold or apply them to or for the benefit of such person entitled thereto under the Plan or his or her spouse, children or other dependents, or any of them, in such manner as the Company may deem proper.

McDonald’s Corporation    53

5.4	Amendment and Termination. The Board intends the Plan to be permanent, but reserves the right at any time to modify, amend or terminate the Plan, provided, however, that benefits credited as provided herein shall constitute an irrevocable obligation of the Company.

5.5	Controlling Law. The law of Illinois, except its law with respect to choice of law, shall be controlling in all manners relating to the Plan.

5.6	Number. Words in the plural shall include the singular and the singular shall include the plural.

5.7	Value of McDonald’s Stock. The market value of McDonald’s Stock for purposes hereof on a given day shall be the closing price, at the close of normal trading hours, of McDonald’s Stock on the New York Stock Exchange Composite Tape on that day (or, if quotations for McDonald’s Stock are not reported on the New York Stock Exchange Composite Tape on that day, such closing price of McDonald’s Stock on the New York Stock Exchange Composite Tape on the first day preceding such day on which such quotations are so reported).

5.8	Compliance with Section 409A. This Plan, as amended and restated as of December 2, 2004, is intended to comply with the requirements of Section 409A of the Code with respect to the Nongrandfathered Accounts, and shall be interpreted accordingly. Notwithstanding any other provision of this Plan, no acceleration of payment of Nongrand-fathered Accounts that is not permitted by Section 409A of the Code shall be permitted, and no amendment or termination of the Plan shall be effective to the extent that it would cause Grandfathered Accounts to be subject to Section 409A of the Code.

Executed with effect as of the 2nd day of December 2004.	McDonald’s Corporation

/S/ Gloria Santona
	By	Gloria Santona
Corporate Executive Vice President,
General Counsel and Secretary

54    McDonald’s Corporation